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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549



                                 Schedule 13D



                  Under the Securities Exchange Act of 1934
                              (Amendment No. 10)





                              BIG O TIRES, INC.
                               (Name of Issuer)

                    Common Stock, par value $.10 per share
                        (Title of Class of Securities)

                                 089324 20 6
                                (CUSIP Number)



                            Richard M. Russo, Esq.
                           GIBSON, DUNN & CRUTCHER
                      1801 California Street, Suite 4200
                           Denver, Colorado  80202
                                (303) 298-5700

           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                               August 16, 1995

           (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Statement because of Rule 13d-1(b)(3) or (4), check the following box [].

Check the following box if a fee is being paid with the statement [].

                                       SEC 1746 (12-91)

CUSIP No.  089324 20 6           Schedule 13D

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   STEVEN P. CLOWARD

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                          (b)[x]

3  SEC USE ONLY

4  SOURCE OF FUNDS*
   PF AND OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
  TO ITEMS 2(d) OR 2(e)                                        [ ]

6  CITIZENSHIP OR PLACE OF ORGANIZATION
   UNITED STATES

NUMBER OF       7  SOLE VOTING POWER
SHARES             43,990.655
BENEFICIALLY    8  SHARED VOTING POWER
OWNED BY           25,110
EACH            9  SOLE DISPOSITIVE POWER
REPORTING          2,808
PERSON         10  SHARED DISPOSITIVE POWER
WITH               57,730.655

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    98,339.655

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* []

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
    2.9467%

14  TYPE OF REPORTING PERSON*
    IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  089324 20 6           Schedule 13D

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   JOHN BRADLEY ADAMS

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                          (b)[x]

3  SEC USE ONLY

4  SOURCE OF FUNDS*
   PF AND OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
  TO ITEMS 2(d) OR 2(e)                                        [ ]

6  CITIZENSHIP OR PLACE OF ORGANIZATION
   UNITED STATES

NUMBER OF       7  SOLE VOTING POWER
SHARES             19,877.5024
BENEFICIALLY    8  SHARED VOTING POWER
OWNED BY           1,311
EACH            9  SOLE DISPOSITIVE POWER
REPORTING          1,824
PERSON         10  SHARED DISPOSITIVE POWER
WITH               13,636.5024

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    37,164.5024

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* []

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
    1.1181%

14  TYPE OF REPORTING PERSON*
    IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  089324 20 6           Schedule 13D

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   RON LAUTZENHEISER

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                          (b)[x]

3  SEC USE ONLY

4  SOURCE OF FUNDS*
   PF AND OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
  TO ITEMS 2(d) OR 2(e)                                        [ ]

6  CITIZENSHIP OR PLACE OF ORGANIZATION
   UNITED STATES

NUMBER OF       7  SOLE VOTING POWER
SHARES             4,200
BENEFICIALLY    8  SHARED VOTING POWER
OWNED BY           6,566.3312
EACH            9  SOLE DISPOSITIVE POWER
REPORTING          16,744.00
PERSON         10  SHARED DISPOSITIVE POWER
WITH               6,566.3312

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    23,310.33

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* []

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
    0.70%

14  TYPE OF REPORTING PERSON*
    IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  089324 20 6           Schedule 13D

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   DENNIS JAMES FRYER

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                          (b)[x]

3  SEC USE ONLY

4  SOURCE OF FUNDS*
   PF AND OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
  TO ITEMS 2(d) OR 2(e)                                        [ ]

6  CITIZENSHIP OR PLACE OF ORGANIZATION
   UNITED STATES

NUMBER OF       7  SOLE VOTING POWER
SHARES             6,367.9306
BENEFICIALLY    8  SHARED VOTING POWER
OWNED BY           0
EACH            9  SOLE DISPOSITIVE POWER
REPORTING          15
PERSON         10  SHARED DISPOSITIVE POWER
WITH               4,636.9306

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    6,367.9306

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* []

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
    .1925%

14  TYPE OF REPORTING PERSON*
    IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  089324 20 6           Schedule 13D

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   ALLEN ERIC JONES

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                          (b)[x]

3  SEC USE ONLY

4  SOURCE OF FUNDS*
   PF AND OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
  TO ITEMS 2(d) OR 2(e)                                        [ ]

6  CITIZENSHIP OR PLACE OF ORGANIZATION
   UNITED STATES

NUMBER OF       7  SOLE VOTING POWER
SHARES             5,783.2808
BENEFICIALLY    8  SHARED VOTING POWER
OWNED BY           0
EACH            9  SOLE DISPOSITIVE POWER
REPORTING          0
PERSON         10  SHARED DISPOSITIVE POWER
WITH               4,067.2808

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11,099.2808

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* []

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
    .3350%

14  TYPE OF REPORTING PERSON*
    IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  089324 20 6           Schedule 13D

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   KELLEY AMANDA O'REILLY

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                          (b)[x]

3  SEC USE ONLY

4  SOURCE OF FUNDS*
   PF AND OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
  TO ITEMS 2(d) OR 2(e)                                        [ ]

6  CITIZENSHIP OR PLACE OF ORGANIZATION
   UNITED STATES

NUMBER OF       7  SOLE VOTING POWER
SHARES             3,772.2658
BENEFICIALLY    8  SHARED VOTING POWER
OWNED BY           0
EACH            9  SOLE DISPOSITIVE POWER
REPORTING          0
PERSON         10  SHARED DISPOSITIVE POWER
WITH               682.9063

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    3,772.2658

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* []

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
    .1140%

14  TYPE OF REPORTING PERSON*
    IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  089324 20 6           Schedule 13D

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   GREGORY L. ROQUET

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                          (b)[x]

3  SEC USE ONLY

4  SOURCE OF FUNDS*
   PF AND OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
  TO ITEMS 2(d) OR 2(e)                                        [ ]

6  CITIZENSHIP OR PLACE OF ORGANIZATION
   UNITED STATES

NUMBER OF       7  SOLE VOTING POWER
SHARES             4,853.1304
BENEFICIALLY    8  SHARED VOTING POWER
OWNED BY           0
EACH            9  SOLE DISPOSITIVE POWER
REPORTING          0
PERSON         10  SHARED DISPOSITIVE POWER
WITH               1,767.6782

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9,537.1304

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* []

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
    .2879%

14  TYPE OF REPORTING PERSON*
    IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  089324 20 6           Schedule 13D

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   THOMAS LEE STAKER

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                          (b)[x]

3  SEC USE ONLY

4  SOURCE OF FUNDS*
   PF AND OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
  TO ITEMS 2(d) OR 2(e)                                        [ ]

6  CITIZENSHIP OR PLACE OF ORGANIZATION
   UNITED STATES

NUMBER OF       7  SOLE VOTING POWER
SHARES             7,471.571
BENEFICIALLY    8  SHARED VOTING POWER
OWNED BY           0
EACH            9  SOLE DISPOSITIVE POWER
REPORTING          300
PERSON         10  SHARED DISPOSITIVE POWER
WITH               0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11,152.571

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* []

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
    .3368%

14  TYPE OF REPORTING PERSON*
    IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  089324 20 6           Schedule 13D

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   PHILIP JOSEPH TEIGEN

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                          (b)[x]

3  SEC USE ONLY

4  SOURCE OF FUNDS*
   PF AND OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
  TO ITEMS 2(d) OR 2(e)                                        [ ]

6  CITIZENSHIP OR PLACE OF ORGANIZATION
   UNITED STATES

NUMBER OF       7  SOLE VOTING POWER
SHARES             4,519.843
BENEFICIALLY    8  SHARED VOTING POWER
OWNED BY           0
EACH            9  SOLE DISPOSITIVE POWER
REPORTING          0
PERSON         10  SHARED DISPOSITIVE POWER
WITH               1,154.3372

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    7,193.843

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* []

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
    .2173%

14  TYPE OF REPORTING PERSON*
    IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  089324 20 6           Schedule 13D

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   BRUCE HARRELSON WARE

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                          (b)[x]

3  SEC USE ONLY

4  SOURCE OF FUNDS*
   PF AND OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
  TO ITEMS 2(d) OR 2(e)                                        [ ]

6  CITIZENSHIP OR PLACE OF ORGANIZATION
   UNITED STATES

NUMBER OF       7  SOLE VOTING POWER
SHARES             7,081.0814
BENEFICIALLY    8  SHARED VOTING POWER
OWNED BY           0
EACH            9  SOLE DISPOSITIVE POWER
REPORTING          400
PERSON         10  SHARED DISPOSITIVE POWER
WITH               4,917.0814

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    12,067.0814

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* []

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
    .3642%

14  TYPE OF REPORTING PERSON*
    IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  089324 20 6           Schedule 13D

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   BRADLEY RUSSELL FINDLAY

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                          (b)[x]

3  SEC USE ONLY

4  SOURCE OF FUNDS*
   PF AND OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
  TO ITEMS 2(d) OR 2(e)                                        [ ]

6  CITIZENSHIP OR PLACE OF ORGANIZATION
   UNITED STATES

NUMBER OF       7  SOLE VOTING POWER
SHARES             237
BENEFICIALLY    8  SHARED VOTING POWER
OWNED BY           0
EACH            9  SOLE DISPOSITIVE POWER
REPORTING          0
PERSON         10  SHARED DISPOSITIVE POWER
WITH               0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    426

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* []

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
    .01288%

14  TYPE OF REPORTING PERSON*
    IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  089324 20 6           Schedule 13D

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   BIG O TIRE DEALERS OF AMERICA

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                          (b)[x]

3  SEC USE ONLY

4  SOURCE OF FUNDS*


5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
  TO ITEMS 2(d) OR 2(e)                                        [ ]

6  CITIZENSHIP OR PLACE OF ORGANIZATION
   CALIFORNIA

NUMBER OF       7  SOLE VOTING POWER
SHARES             0
BENEFICIALLY    8  SHARED VOTING POWER
OWNED BY           0
EACH            9  SOLE DISPOSITIVE POWER
REPORTING          0
PERSON         10  SHARED DISPOSITIVE POWER
WITH               0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    0

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* []

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
    0

14  TYPE OF REPORTING PERSON*
    CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

This Amendment No. 10 to the Schedule 13D filed on December 12, 1994 (the "Schedule 13D") relates to the shares of common stock, $.10 par value per share ("Shares"), of Big O Tires, Inc., a Nevada corporation ("Big O"), and is being filed by the following parties (collectively, the "Reporting Persons"):

            Big O Tire Dealers of America

            Members of Management

            John B. Adams
            Steven P. Cloward
            Dennis J. Fryer
            Allen E. Jones
            Kelly A. O'Reilly
            Gregory L. Roquet
            Thomas L. Staker
            Philip J. Teigen
            Bruce H. Ware
            Brad Findlay
            Ron Lautzenheiser


The principal executive offices of Big O are located at 11755 East Peakview Avenue, Englewood, Colorado 80111.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

As previously reported, the Reporting Persons and the directors and officers of BOTA have acquired beneficial ownership of the BIG O Shares they currently hold through the purchase of shares in the open market with their personal assets and through the Big O Tires, Inc. Employee Stock Ownership Plan ("ESOP"), the Big O Tires, Inc. Long Term Incentive Plan, and the Big O Tires, Inc. Director and Employee Stock Option Plan.

The aggregate estimated amount of funds required by the Reporting Persons to purchase all of the outstanding Shares pursuant to the Agreement and Plan of Merger (the "Agreement") described in Item 4 of Amendment No. 8 to the
Schedule 13D and to replace certain borrowing arrangements now in place at Big O is approximately $77 million. It is estimated that the great majority of these funds will be borrowed. On July 27, 1995, BOTI Acquisition Corp., a company owned by certain of the Reporting Persons, executed a commitment letter with First National Bank of Chicago ("First Chicago") relating to a loan in the aggregate principal amount of $40,000,000. A copy of the commitment letter is attached hereto as Exhibit A and incorporated herein by this reference. The commitment is contingent upon obtaining equity and debt financing, completion of First Chicago's due diligence, the consummation of the Agreement on terms satisfactory to First Chicago and the satisfaction of other conditions. Pursuant to the terms of the Agreement, on August 14, 1995, the Reporting Persons provided Big O with information regarding the status of their efforts to obtain financing. On August 16, 1995, Big O announced that it had reviewed such information and found the financing acceptable.



ITEM 7.   EXHIBITS

Exhibit 99.A: Commitment letter with First National Bank of Chicago dated July 27, 1995.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  August 22, 1995                       /s/ Steven P. Cloward
                                            Steven P. Cloward

Date:  August 22, 1995                       /s/ John B. Adams
                                            John B. Adams

Date:  August 22, 1995                       /s/ Ron Lautzenheiser
                                            Ron Lautzenheiser

Date:  August 22, 1995                       /s/ Dennis J. Fryer
                                            Dennis J. Fryer

Date:  August 22, 1995                       /s/ Allen E. Jones
                                            Allen E. Jones

Date:  August 22, 1995                       /s/ Kelley A. O'Reilly
                                            Kelley A. O'Reilly

Date:  August 22, 1995                       /s/ Gregory L. Roquet
                                            Gregory L. Roquet

Date:  August 22, 1995                       /s/ Thomas L. Staker
                                            Thomas L. Staker

Date:  August 22, 1995                       /s/ Philip J. Teigen
                                            Philip J. Teigen

Date:  August 22, 1995                       /s/ Bruce H. Ware
                                            Bruce H. Ware

Date:  August 22, 1995                       /s/ Brad Findlay
                                            Brad Findlay

Date:  August 22, 1995                       /s/ Wes Stephenson
                                            Wes Stephenson,
                                            President of BOTA

                              INDEX TO EXHIBITS



EXHIBIT
NUMBER              DESCRIPTION
- -------             -----------

99.A         Commitment letter with First National Bank of Chicago dated July
             27, 1995.